                                                                   Exhibit 99.10

                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in this Post-Effective Amendment No. 19 to the Registration Statement (Form N-1A, No. 33-47859) of the Safeco Managed Bond Trust.

We also consent to the incorporation by reference therein of our report dated January 24, 2003 with respect to the financial statements included in the Trust's Annual Report for the year ended December 31, 2002 filed with the Securities and Exchange Commission.


                                                    /s/ Ernst & Young LLP

Seattle, Washington
September 29, 2003